Exhibit 4.3

JOINDER AGREEMENT

JOINDER dated as of April 24, 2008, to the Intercompany Subordination Agreement (as defined below) among the undersigned and Citibank N.A., as Administrative Agent under the Credit Agreement (as defined below) (as may be amended, restated, supplemented and/or otherwise modified from time to time, this “Joinder”).

A. Reference is made to (a) the Credit Agreement dated as of October 31, 2006 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning, the lenders from time to time party thereto and the Administrative Agent and (b) the Intercompany Subordination Agreement dated as of October 31, 2006 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Intercompany Subordination Agreement”) among Owens Corning, the Subsidiaries from time to time party thereto, as Parties, and Citibank, N.A., as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Intercompany Subordination Agreement.

C. As an inducement to the further extensions of credit under the Credit Agreement, the U.S. Borrower has agreed to cause the undersigned Subsidiary of the U.S. Borrower (the “Additional Party”) to become a party to the Intercompany Subordination Agreement.

Accordingly, the Additional Party agrees as follows:

SECTION 1. In accordance with Section 7 of the Intercompany Subordination Agreement, the Additional Party by its signature below shall be included as a Party under the Intercompany Subordination Agreement with the same force and effect as if originally named therein as a Party and agrees to comply in all respects with all the terms and provisions of the Intercompany Subordination Agreement. Each reference to “Party” in the Intercompany Subordination Agreement shall be deemed to include the Additional Party.

SECTION 2. The Additional Party represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

SECTION 3. This Joinder shall become effective when the Administrative Agent shall have received counterparts of this Joinder bearing the signature of the Additional Party. Delivery of an executed signature page to this Joinder by telecopy, or other electronic transmission, shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Intercompany Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Intercompany Subordination Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Intercompany Subordination Agreement.

SECTION 8. In the event of any conflict between this Joinder and the Intercompany Subordination Agreement, the terms of the Intercompany Subordination Agreement shall control. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement.

IN WITNESS WHEREOF, the Additional Party has duly executed this Joinder to the Intercompany Subordination Agreement as of the day and year first above written.

OCV FABRICS US, INC., as an Additional Guarantor

By:	/s/ Stephen K. Krull
Name: Stephen K. Krull
Title: Authorized Representative

Address: One Owens Corning Parkway Toledo, OH 43659 Tel: (419) 248-8650

Signature Page to

Joinder Agreement (Intercompany Subordination Agreement)

Accepted and Agreed to:

CITIBANK, N.A., as Administrative Agent

By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

Signature Page to

Joinder Agreement (Intercompany Subordination Agreement)